Exhibit 99.1

MedMen Announces Ellen Deutsch as Chief Executive Officer and Amit Pandey as Chief Financial Officer

7/5/2023

Edward Record Transitioning to Non-Executive Board Director

LOS ANGELES--(BUSINESS WIRE)-- MedMen Enterprises Inc. (“MedMen” or the “Company”) (CSE: MMEN) (OTCQX: MMNFF), a premier cannabis company with operations across the United States, today announced the appointments of Ellen Deutsch as Chief Executive Officer, effective immediately, and Amit Pandey as Chief Financial Officer, effective July 24th. Deutsch succeeds Interim CEO Edward Record, who will now continue as a non-executive member of MedMen’s Board of Directors. Deutsch has also been appointed to the Company’s Board of Directors, increasing the size of the Board of Directors to six.

“We thank Ed for his tenure as Interim CEO and success initiating MedMen’s turnaround and returning the Company to positive Adjusted EBITDA. We look forward to his continued presence as a member of our Board of Directors,” said Michael Serruya, MedMen’s Chairman. “Ellen’s leadership and strong operational experience in the public cannabis sector will prove invaluable as we complete our restructuring plan and transition into a new phase of growth for the Company.”

Deutsch brings deep operational, marketing, and financial experience and expertise in the cannabis and CPG industries, having most recently served as Senior Vice President of Market Development and Shared Services at Acreage Holdings (OTC: ACRHF), a vertically integrated, multi-state operator of cannabis cultivation and retailing facilities in the U.S. Before joining Acreage, Deutsch served as Executive Vice President/Chief Operating Officer at Stem Holdings, Inc (OTC: STMH), a vertically integrated cannabis branded products and technology company, following two decades in the C-suite of Hain Celestial (Nasdaq: Hain), predominantly as its Senior Vice President/Chief Growth Officer among other leadership roles.

“MedMen is one of the most recognizable brand names in cannabis and has a loyal base of consumers who trust it to deliver excellence in product and customer experience,” said Deutsch. “It is an exciting challenge to lead its team of dedicated professionals to deliver value for all stakeholders as we enter a new phase of the Company’s strategic vision and implement plans to strengthen our core.”

Pandey joins MedMen with a lengthy financial background in private and public markets spanning cannabis, consumer packaged goods (CPG), and fintech. He previously served as Executive Vice President and Interim Chief Financial Officer of Finance at Clever Leaves International, Inc (NASDAQ: CLVR), a global medical cannabis company with one of the world’s largest cultivation and extraction capacities, which he joined in its early stages and led to the public listing on NASDAQ. Prior to Clever Leaves International, Pandey served as the Chief Financial Officer of PayCommerce, LLC, a private-equity-backed B2B global cross-border platform fintech SAAS firm.

“Amit’s considerable background and experience in both the public and private capital markets in cannabis and CPG sectors will be critical to MedMen’s short-term restructuring and long-term growth,” said Serruya. “With the addition of Ellen and Amit, MedMen has completed the buildout of its go-forward management team.”

ABOUT MEDMEN:

MedMen is a premier American cannabis company with operations across the United States, in California, Nevada, Illinois, Arizona, Massachusetts, and New York. Known for its leading MedMen and LuxLyte brands, MedMen curates the best products for its retail operations and drives consumer loyalty with reward programs and convenience including home-delivery and curbside pickup. MedMen believes that a world where cannabis is legal and regulated is safer, healthier and happier.

Lisa Weser
Trailblaze

MedMen@Trailblaze.co

Source: MedMen Enterprises Inc.